                                                                      Exhibit 99

For Immediate Release           For Further Information Contact:
Tuesday, May 22, 2001           Robert E. Phaneuf
                                Vice President - Corporate Development
                                918/592-0101


                VINTAGE PETROLEUM ANNOUNCES SALE OF $200 MILLION
                          OF SENIOR SUBORDINATED NOTES

     Tulsa, Oklahoma - Vintage Petroleum, Inc. announced today that it sold, through a Rule 144A offering (as described below), $200 million of senior subordinated notes due 2011 (the "Notes"). All of the net proceeds will be used to repay a portion of the outstanding balance under the company's revolving bank facility. The Notes have a 7.875% coupon with interest payable semi-annually on May 15th and November 15th, commencing November 15, 2001. The settlement date for the sale of the Notes is scheduled for May 30, 2001.

     Vintage's borrowing base under its $625 million bank facility has recently been increased to $700 million from $625 million. This increase, however, does not reflect any additional borrowing capacity attributable to Vintage's Canadian properties. After giving effect to the use of the net proceeds from the Notes offering and the recent increase in the borrowing base, the unused availability under the company's bank facility would be increased to approximately $140 million.

     The Notes will not be registered under the Securities Act of 1933, as amended (the "Act"), pursuant to Rule 144A and may not be offered or sold in the United States absent registration or pursuant to an applicable exemption from the registration


                                    -More-
requirements of the Act. The Notes will be offered and sold only to qualified institutional buyers in reliance on Rule 144A of the Act and certain persons in offshore transactions in reliance on Regulation S under the Act. This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes.

     Vintage Petroleum, Inc. is an independent energy company engaged in the acquisition, exploitation, exploration and development of oil and gas properties and the marketing of natural gas and crude oil. The company is headquartered in Tulsa, Oklahoma, and its common stock is traded on the New York Stock Exchange under the symbol VPI.